Exhibit 99.1
OXiGENE Appoints Chief Business Officer and Head of Business Development, John A. Kollins
WALTHAM, MA- — March 1, 2007—OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage biotechnology company developing novel therapeutics to treat cancer and eye diseases, today announced that John A. Kollins has joined the Company as Senior Vice President and Chief Business Officer. Mr. Kollins brings with him a proven track record of completing major in-licensing and out-licensing transactions. As Chief Business Officer for OXiGENE, Mr. Kollins will be responsible for all business development activities as well as commercial strategy for OXiGENE.
“We are thrilled to have John join us,” commented Richard Chin, President and Chief Executive Officer for OXiGENE. “We believe that, by hiring someone of his experience and talent, OXiGENE will be able to capitalize on the growing interest among potential partners in OXiGENE’s drug candidates.”
“I’m looking forward to joining the talented team at OXiGENE during an exciting time in the company’s evolution. Having had the opportunity as an investor to broadly survey the biopharmaceutical landscape, I am particularly impressed by OXiGENE and its prospects for continued success,” said Mr. Kollins.
Mr. Kollins has nearly 20 years of pharmaceutical and biotechnology industry experience, specifically in strategic marketing, new product development and business development. He also has significant experience working with investors, and most recently served as an independent consultant to a healthcare-focused investment fund, as well as several public and private biopharmaceutical companies. In his extensive career, he has been particularly successful in establishing collaborative and productive R & D partnerships. He started his career as a Product Manager with Immunex and held roles in marketing and business development at Elan Pharmaceuticals, Inc. He previously held positions as Chief Business Officer at CovX (San Diego, CA), Vice President, Business Development at Renovis, Inc. (South San Francisco, CA) and SurroMed, Inc. (Mountain View, California). He successfully developed and implemented business development strategies at each of these companies.
Mr. Kollins graduated from Duke University with a B.S.E. (Mechanical Engineering and Materials Science) degree and earned his MBA at the University of Virginia’s Darden Graduate School of Business.
About OXiGENE, Inc.
OXiGENE is a biotechnology company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the future clinical development of the Company’s clinical-stage product candidates under development, CA4P and OXi4503. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s Form 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for a description of these risks.
CONTACT: OXiGENE, Inc.
Investor Relations
781-547-5900
SOURCE: OXiGENE, Inc.